EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Premier Power Renewable Energy, Inc.
El Dorado Hills, California

We hereby consent to the use in the Prospectus constituting a part of this Post-Effective Amendment No. 3 to Registration Statement No. 333-155241 of our report dated March 24, 2010 relating to the consolidated financial statements of Premier Power Renewable Energy, Inc., which is contained in that Prospectus. Our report included an explanatory paragraph regarding the Company’s adoption in 2009 of FASB ASC 815 (EITF 07-5), Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Macias Gini & O’Connell LLP
Sacramento, California

May 26, 2010